UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                   SEC File Number 001-15893
                                                   CUSIP Number: 749196 10 9
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  ( X) Form 10-K   ( ) Form 11-K    ( ) Form 10-Q     ( ) Form N-SAR

        For Period Ended: December 31, 2000
        ( ) Transition Report on Form 10-KSB
        ( ) Transition Report on Form 20-K
        ( ) Transition Report on Form 11-K
        ( ) Transition  Report on Form 10-Q
        ( )  Transition  Report on Form N-SAR
        For the Transition Period Ended:

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             Read instructions (on back page) Before Preparing Form,
               Please Print or Type, Nothing in this form shall be
                   construed to imply that the Commission has
                    verified any information contained herein
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

RCA Trading Co
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Full Name of Registrant


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Former Name if Applicable


515 Madison Avenue, 21st floor
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Address of Principal Executive Office (Street and Number)


New York                        New York                      10022
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City                            State                         Zip Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

( ) (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, 11K, Fork N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached is applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra sheets if Needed)

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Jose Acevedo               212                       644-5440
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(Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                  Yes X   No ___
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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  Yes ___  No X
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         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantativly, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 RCA Trading Co.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2001                        By:   S/Dominick Pope
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